JEFFERIES FINANCIAL GROUP INC.	Exhibit 21
Subsidiaries as of November 30, 2023
State/Country
Name	of Incorporation
Baldwin Enterprise, LLC	Colorado
BEI Italia Wireless LLC	Delaware
BEI-Longhorn, LLC	Delaware
Foursight Capital LLC	Utah
Foursight Funding II LLC	Delaware
Foursight Holding LLC	Delaware
Foursight Receivables LLC	Delaware
Gauss Holdings LLC	Delaware
Gauss LLC	Delaware
HomeFed LLC	Delaware
Jefferies (Japan) Limited	England and Wales
Jefferies Asia Holding Pte. Ltd.	Singapore
Jefferies Capital Services, LLC	Delaware
Jefferies Financial Services, Inc.	Delaware
Jefferies Funding LLC	Delaware
Jefferies GmbH	Germany
Jefferies Hong Kong Holdings Limited	Hong Kong
Jefferies Hong Kong Limited	Hong Kong
Jefferies India Private Limited	India
Jefferies International Finance Corporation	Delaware
Jefferies International Limited	England and Wales
Jefferies Investment Advisers LLC	Delaware
Jefferies Leveraged Credit Products, LLC	Delaware
Jefferies LLC	Delaware
Jefferies Mortgage Finance, Inc.	Delaware
Jefferies Research Services LLC	Delaware
Jefferies Singapore Limited	Singapore
Jefferies Strategic Investments, LLC	Delaware
Jefferies Structured Credit LLC	Delaware
Jefferies US Holdings LLC	Delaware
JTOP Investments LLC	Delaware
Leucadia Asset Management Holdings LLC	Delaware
Leucadia Asset Management LLC	Delaware
Leucadia Aviation, Inc.	Delaware
LUK Servicing, LLC	Delaware
LUK-FX Holdings, LLC	Delaware
LVC AM, LLC	Delaware
M Science Holdings LLC	Delaware
M Science LLC	Delaware
OpNet S.p.A.	Italy
Phlcorp Holding LLC	Pennsylvania
SR Warehouse LLC	Delaware
Stratos Global LLC	Saint Vincent and the Grenadines
Stratos Global Services, LLC	Delaware
Stratos Group International LLC	Delaware
Stratos Holdings Limited	Bermuda
Tessellis S.p.A.	Italy
HomeFed Village 8, LLC	Delaware
Otay Village III Lender, LLC	Delaware
Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of November 30, 2023.